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Aaron’s, Inc. Announces Departure of Chief Executive Officer
Ronald W. Allen Appointed Interim CEO

ATLANTA, November 4, 2011 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced that for personal health reasons Robert C. (“Robin”) Loudermilk, Jr. has resigned his position as President and Chief Executive Officer of the Company.  Mr. Loudermilk, Jr. informed the Board that he plans to concentrate his time and attention on his health and on personal and family real estate interests.  Mr. Loudermilk, Jr. also resigned from the Company’s Board of Directors.

The Company also announced that the Board of Directors has appointed Board member Ronald W. Allen to serve as interim President and Chief Executive Officer while a committee of the Board conducts a search to identify a successor.

Mr. Allen, whose business experience includes serving as Chairman and Chief Executive Officer of Delta Air Lines from 1987 to 1997, has been a member of the Aaron’s Board since 1997.

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“Aaron’s has a 56-year history of strong performance and growth, and I have been honored to serve as a Director of the Company,” said Ron Allen.  “We highly value the leadership and dedication Robin has given over the years to build Aaron’s and we wish him the best as he transitions into a new phase of his life.  Our experienced and motivated management team has successfully worked together for years and we will continue to lead the Company through new phases of growth.”
“Ron Allen has been a vital member of our Board of Directors for 14 years,” said R. Charles Loudermilk, Sr., Chairman of the Board.  “As former Chairman of the Board, President and Chief Executive Officer of Delta Air Lines, Ron led Delta through many industry changes. We are pleased that he has accepted the offer to serve as the interim CEO at Aaron’s.”
Aaron’s will host a conference call Monday, November 7, 2011 at 9:00 a.m. EST to discuss the announcement.  To listen to the conference call, visit www.aaronsinc.com for the webcast.

ABOUT AARON’S, INC.:
Aaron's, Inc. (NYSE: AAN), the nation's leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 1,904 Company-operated and franchised stores in 48 states and Canada. Founded in 1955 by entrepreneur R. Charles Loudermilk, Sr. and headquartered in Atlanta, Aaron's has been publicly traded since 1982. For more information, visit www.aarons.com.

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